BBQ Holdings to Purchase Tahoe Joe’s Famous Steakhouses

The multi-brand restaurant company is adding the legacy steakhouse brand in California to its growing roster.

MINNETONKA, Minn. — BBQ Holdings, Inc., the multi-brand restaurant company behind fan-favorite restaurant concepts such as Famous Dave’s, Granite City Food and Brewery and most recently Village Inn and Bakers Square, is adding yet another brand to its portfolio with the acquisition of Tahoe Joe’s, the five-unit Central Valley, California-based steakhouse chain. The deal is set to close on Friday, October 8th and marks the second acquisition for the brand this year. The 26-year-old legacy brand Tahoe Joe’s is known for its famous Lake Tahoe steaks, burgers, pork chops and railroad camp shrimp.

According to Jeff Crivello, BBQ Holdings’ CEO, Tahoe Joe’s will complement the restaurant group’s roster of brands seamlessly. “We are thrilled to welcome Tahoe Joe’s into the BBQ Holdings Family. This well-loved brand will fold seamlessly into our portfolio, and we can’t wait to start working with the fantastic people who have made Tahoe Joe’s what it is today, and to get the brand on a rejuvenated path to growth,” said Crivello.

Marking the brand’s second acquisition this year, Crivello says “BBQ Holdings is on a steep trajectory. We continue to execute our three pillars of growth.  First, filling latent capacity in our current restaurants with ghost kitchens, virtual brands, and dual concepts.  Second, organic new restaurant units, and third, accretive and strategic M&A.”

With Tahoe Joe’s roots in BBQ, their Famous pellet broiled steaks and chops are a perfect fit for the Famous Dave's menu.

The transaction also includes the IP of Home Town Buffet, Ryans, Furr’s Fresh Buffet, and Old Country Buffet.  The company has no immediate plans to reopen the buffet brands.

About BBQ Holdings

BBQ Holdings, Inc. (NASDAQ: BBQ) BBQ Holdings is a national restaurant company engaged in the ownership and operation of casual and fast dining restaurants. As of August 13, 2021, BBQ Holdings had six brands with 299 locations in three countries, including 85 Company owned locations and 214 franchised locations. In addition to these locations, the Company opened eight Company-owned Famous Dave’s ghost kitchens operating within its Granite City locations, and 17 Famous Dave’s franchisee ghost kitchens operating out of the kitchen of another restaurant location or a shared kitchen space. While BBQ Holdings continues to diversify its ownership in the restaurant community, it was founded with the principle of combining the “art and science” of barbecue to serve up the very best of the best to barbecue lovers everywhere. BBQ Holdings, through partnerships, has extended Travis Clark’s award-winning line of barbecue sauces, rubs and seasonings into the retail market. Granite City Food and Brewery, offers award winning craft beer and a made-from-scratch, chef driven menu featuring contemporary American cuisine. Village Inn and Bakers Square add a legendary Family Dining element to BBQ Holdings.